Exhibit 5.1

June 10, 2019

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-223170) (the “Registration Statement”) and the Prospectus Supplement, dated May 30, 2019 (the “Prospectus Supplement”), to the Prospectus, dated February 23, 2018, of International Paper Company, a New York corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by the Company of $200,000,000 aggregate principal amount of its 3.550% Notes due 2029 (the “Notes”) issued pursuant to the Indenture, dated as of April 12, 1999 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of June 10, 2019 (the “Supplemental Indenture”; such Base Indenture, as supplemented and amended by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the global note representing the Notes, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

International Paper Company	2	June 10, 2019

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that the Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K filed on June 10, 2019, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP